Investor News	NYSE:PEG

For further information, contact:

➢	Mort Plawner, VP & Treasurer	Phone: 973-430-6474
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

December 20, 2006

PLANS UNVEILED FOR PSEG TO RESUME DIRECT MANAGEMENT

OF SALEM AND HOPE CREEK NUCLEAR STATIONS

Exelon senior management team at plants joining PSEG

Public Service Enterprise Group (PSEG) and Exelon Corporation today announced that PSEG plans to resume direct management of the Salem and Hope Creek nuclear generating stations in New Jersey before expiration of the current Nuclear Operating Services Agreement.

The two companies also announced that three senior leaders from Exelon who have been in place at Salem and Hope Creek since the inception of the services agreement in January, 2005, will leave Exelon and become PSEG employees effective January 1, 2007.

The three new PSEG executives are William Levis, who will continue as chief nuclear officer and become president of PSEG Nuclear, and Thomas Joyce and George Barnes, who will remain as site vice presidents at Salem and Hope Creek, respectively.

Frank Cassidy, president of PSEG Power, parent company of PSEG Nuclear, said: “Bill Levis and his leadership team have done an outstanding job over the last two years. We have made remarkable progress in improving the work environment at both Salem and Hope Creek, which is a key driver of the improvements in safety and reliability.”

Cassidy added: “I’m extremely pleased that Bill Levis, Tom Joyce and George Barnes will continue to lead the way to achieve world-class performance standards. The 95% capacity factor reached this year by the Salem and Hope Creek plants is a clear indication of the progress being made by the leadership team and employees at both plants. In particular, keeping the leadership team together provides for a stable environment that has already achieved a level of excellence upon which we will further improve.”

Levis, who has more than 25 years of diversified experience in the nuclear industry, said: “I appreciate the confidence that PSEG’s Board of Directors and executive leadership has shown in our team. This is a vote of confidence for all employees at Salem and Hope Creek. We have made great strides and we look forward to building on that success.”

(more)

Chris Crane, president of Exelon Nuclear, said: “We are also very pleased with the results achieved at Salem and Hope Creek through the application of Exelon’s nuclear management model. As co-owners of Salem station, we remain committed to continued success. We wish Bill and his team well and will do everything we can to support a smooth transition over the coming months.”

Levis and his team assumed management of PSEG’s nuclear facilities when the services agreement was implemented in January, 2005. The agreement will remain in effect during the transition period, which could extend for another two years. As part of the agreement, the other approximately two dozen employees from Exelon will be given an option during the transition period to join PSEG.

Prior to his assignment at PSEG Nuclear, Levis was Exelon Nuclear’s vice president of mid-Atlantic operations where he had oversight of the Limerick, Peach Bottom, Three Mile Island, and Oyster Creek plants.

Prior to assuming the role of site vice president at Salem, Joyce was site vice president at Exelon Nuclear’s Braidwood Station. He has more than 29 years of experience in nuclear power plant operations.

Barnes was site vice president at Exelon Nuclear’s LaSalle County Generating Station before his assignment to Hope Creek and has more than 36 years experience in the nuclear industry.

Hope Creek is an 1100-megawatt boiling water reactor, and Salem Units 1 and 2 are 1,150-megawatt pressurized water reactors. Hope Creek is 100% owned by PSEG. PSEG owns approximately 57% of Salem and Exelon owns the remaining 43%. The three units are located on one site in Salem County, N.J.

PSEG is a diversified energy holding company with headquarters in Newark, NJ. PSEG’s primary subsidiaries are PSEG Power, an independent power producer with more than 14,500 megawatts of electric generating capacity; PSE&G, recently named as America’s most reliable utility, and PSEG Energy Holdings, a holding company for other energy-related businesses.

###